Exhibit 99.1
July 22, 2008 Reston, VA
Stanley-Martin Communities, LLC (‘STANMA’)
Stanley-Martin Communities, LLC Reports Preliminary Results for the 2008 Second Quarter and Schedules 2008 Second Quarter Conference Call
Stanley-Martin Communities, LLC (‘Stanley-Martin’ or the ‘Company’) today announced preliminary and unaudited financial results for the 2008 Second Quarter.
The Company delivered 53 homes in the three months ended June 30, 2008, down 20 or 27% from the 73 homes delivered in the same period in 2007. Homebuilding revenue (before Custom Home Services Fees and revenue from land sales) was $30.6 million in 2008, down $12.6 million or 29% from $43.2 million in the same period in 2007.
The Company delivered 84 homes in the six months ended June 30, 2008, down 21 or 18% from the 115 homes delivered in the same period in 2007. Homebuilding revenue (before Custom Home Services Fees and revenue from land sales) was $48.0 million in 2008, down $21.6 million or 31% from $69.6 million in the same period in 2007.
The Company had Custom Home Services Fees of $1.8 million and $3.1 million for the three and six month periods ended June 30, 2008, respectively. There were no similar fees as of June 30, 2007. The Company had $3.0 million revenue from land sales in the first quarter of 2008.
The Company had 92 net new orders in the three months ended June 30, 2008, up 14 or 18% from 78 in the same period in 2007. Cancellations in the three months ended June 30, 2008 were 6%, up from 4.0% in the same period in 2007. The aggregate value of net new orders was $43.7 million for the three months ended June 30, 2008, compared to $43.5 million in the same period in 2007.
The Company had 156 net new orders in the six months ended June 30, 2008, down 12 or 7% from 168 in the same period in 2007. The aggregate value of net new orders was $77.8 million for the six months ended June 30, 2008, down $17.5 million or 18% from $95.3 million in the same period in 2007.
At June 30, 2008, our backlog was 111 homes with an aggregate value of $55.3 million. At June 30, 2007, our backlog was 138 homes with an aggregate value of $78.1 million.
Market conditions for new homes remained challenged during the second quarter of 2008 due to a variety of factors, including weak consumer confidence, high used home inventory levels, increasing foreclosures, high gas prices, banking weakness, and more. As a result of the factors mentioned above, we expect to recognize asset impairments which will result in a loss for the quarter and for the six months ended June 30, 2008. A loss in the second quarter would cause us to miss the $35 million Tangible Net Worth requirement of our Senior Subordinated Notes for a second consecutive quarter. This would trigger a requirement that we obtain sufficient additional cash equity investment or to offer to repurchase 10% of the then outstanding senior subordinated notes at par (a “Repurchase Offer”). The Company is not required to make a Repurchase Offer to the extent that it has previously reacquired senior subordinated notes with a principal amount in excess of the amount of notes required to be subject to the Repurchase Offer. To date, the Company has repurchased senior subordinated notes in the aggregate amount of $20.6 million (face amount) so no further action by the Company would be necessary.
Stanley-Martin will conduct a 2008 Second Quarter earnings call on Wednesday, August 13, 2008 at 1:00 P.M. Eastern Standard Time to discuss financial results for the three and six months ended June 30, 2008. Stanley-Martin plans to release its Second Quarter 2008 financial results on Tuesday, August 12, 2008.
Conference Call access information is as follows:

Domestic Toll Free Number:	(877) 795-3613
International Toll Number:	(719) 325-4784
Conference ID:	8483779
A replay of the conference call will be available until August 20, 2008 at 4:00 P.M. Eastern Time. The replay access information is as follows:

Domestic Toll Free Number:	(888) 203-1112
International Toll Number:	(719) 457-0820
Conference ID:	8483779
Stanley-Martin is one of the largest private homebuilders in the Washington, D.C. metropolitan area engaged in the development of residential communities and the design, marketing and construction of single-family homes and townhomes. Stanley-Martin has operated in the Washington, D.C. metropolitan area homebuilding industry since 1966. Stanley-Martin markets homes to entry-level and first- and second-time move-up buyers. As a complement to the homebuilding operations, Stanley-Martin also originates title insurance and mortgages for their homebuyers.
Certain statements in this press release may be considered forward looking statements. Forward looking statements including statements about the company’s outlook, growth opportunities, market orders, backlog, liquidity, and land position, as well as expected deliveries, revenues, earnings, margins, leverage, pricing, SG&A rate, land purchases and communities. In general, any statements contained in this conference call that are not statements of historical fact should be considered forward looking statements. We caution you that forward looking statements involve risks and uncertainties, and there are a number of factors that could cause our actual results to differ materially from those that are contained in or implied by these statements. For a list of certain of these factors, please see Annual Report on our Form 10-K filed with the Securities and Exchange Commission on March 28, 2008.